UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2016

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

525 Market Street, 36th Floor

San Francisco, California 94105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 543-3470

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On January 29, 2016, in Tokyo, Japan (January 28, 2016, in San Francisco, CA), Medivation, Inc.’s collaboration partner Astellas Pharma Inc. (Astellas), reported its financial results for the quarter ended December 31, 2015.

Astellas reported, among other things, that U.S. net sales of XTANDI® (enzalutamide) capsules were $315.9 million for the quarter ended December 31, 2015 (Medivation’s fourth quarter), an increase of $85.7 million or 37% over the prior year quarter. The Astellas-reported net sales of $315.9 million increased by approximately one percent above the reported net sales of $313.0 million in the quarter ended September 30, 2015. Net sales for the quarter ended December 31 included an unfavorable adjustment of $2.6 million related to changes in Astellas’ estimate of prior period gross-to-net deductions against gross sales and an increase in channel partner inventory of just over one-half week of supply. As previously disclosed, the reported net sales of $313.0 million for the September quarter included a favorable adjustment of $17.9 million related to changes in Astellas’ estimate of prior period gross-to-net deductions against gross sales. Based on information provided by Astellas, the estimated growth in prescription demand from the quarter ended September 30, 2015 to the quarter ended December 31, 2015 was a low- to mid- single digit percentage. For the year ended December 31, 2015, U.S. net sales of XTANDI, as reported by Astellas, were $1.151 billion, an increase of $471.5 million or 69% over the prior year.

In its release, Astellas also reported net sales of XTANDI outside of the U.S. for the quarter ended December 31, 2015, expressed in various currencies. Medivation estimates such sales (expressed in U.S. dollars) were approximately $231 million for the quarter, which represents an increase of approximately 83% over the quarter ended December 31, 2014 and 13% over the quarter ended September 30, 2015. Medivation estimates net sales of XTANDI outside of the U.S. for the full year ended December 31, 2015 were approximately $757 million, an increase of approximately 99% over net sales for the year ended December 31, 2014. Fluctuating currency exchange rates reduced such estimated 2015 ex-U.S. net sales at the Astellas level, as expressed in U.S. dollars, by approximately 10% for the quarter and 14% for the year compared with the respective 2014 periods.

Based on the above, Medivation estimates worldwide net sales of XTANDI at the Astellas level were approximately $547 million for the quarter ended December 31, 2015 and $1.908 billion for the year ended December 31, 2015. Medivation earned the final sales milestone of $175 million under the collaboration with Astellas in the quarter ended December 31, 2015, based upon worldwide net sales exceeding $1.6 billion in the calendar year.

Medivation plans to report its own financial results for the quarter and year ended December 31, 2015, on February 25, 2016.

The information in this Item 7.01 is being furnished and shall not be deemed filed for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise stated in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIVATION, INC.

Dated: January 28, 2016	By:	/s/ Richard A. Bierly
Richard A. Bierly Chief Financial Officer